Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stephen C. Hathaway and Shawn D. Guse his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Name	Position	Date

/s/ Frederick A. Robertson, M.D. Frederick A. Robertson, M.D.	Chief Executive Officer and Director (principal executive officer)	September 20, 2007

/s/ Paul Reckwerdt Paul Reckwerdt	President and Director	September 20, 2007

/s/ Stephen C. Hathaway Stephen C. Hathaway	Chief Financial Officer (principal financial and accounting officer)	September 20, 2007

/s/ T. Rockwell Mackie, Ph.D. T. Rockwell Mackie, Ph.D.	Director	September 28, 2007

/s/ Michael J. Cudahy Michael J. Cudahy	Director	September 20, 2007

/s/ Michael J. Cudahy John J. McDonough	Director	September 28, 2007

/s/ John Neis John Neis	Director	September 20, 2007

/s/ Cary J. Nolan Cary J. Nolan	Director	September 28, 2007

/s/ Carlos A. Perez, M.D. Carlos A. Perez, M.D.	Director	September 28, 2007

/s/ Sam R. Leno Sam R. Leno	Director	September 20, 2007

/s/ Frances S. Taylor Frances S. Taylor	Director	September 20, 2007